UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 16, 2014

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2014, Response Biomedical Corp., or the Company, announced that it had made a series of changes to its management team. Jeffrey Purvin has resigned from the Board of Directors and as the President and Chief Executive Officer of the Company effective September 16, 2014. Mr. Purvin will be succeeded as chief executive officer by interim CEO, Dr. Anthony “Tony” Holler, M.D., a longtime member of the Board of Directors of the Company, effective immediately. In addition, Dr. Barbara Kinnaird, PhD., has been promoted from Vice President to Chief Operating Officer, also effective immediately.

In March 2006, Dr. Anthony Holler, age 62, joined the Company’s board of directors. He was one of the original founders of ID Biomedical Corporation, a developer and marketer of vaccine products, and served as its director since 1991 and served as its chief executive officer from 1999 until 2006 when the company was acquired by GlaxoSmithKline. Dr. Holler has been the Non-Executive Chairman of CRH Medical Corporation (Formerly Medsurge Medical Products Corp.), a provider of products used in the treatment of gastrointestinal diseases, since December 2005. Dr. Holler previously served as an emergency physician at University Hospital at the University of British Columbia from 1981 until 1993. He received a B.S. degree in 1975 and his M.D. degree in 1979 from the University of British Columbia.

Dr. Barbara Kinnaird, age 47, has over 20 years of research and business experience primarily in the fields of infectious diseases and point of care (POC). Since joining the Company in August 2004, Dr. Kinnaird has held several key management positions including responsibilities for Product Development, Quality, Regulatory, Manufacturing and Sales. Previously, Dr. Kinnaird consulted for the Proteomics division of Incyte Genomics Inc., a provider of integrated platforms of genomic technologies. Dr. Kinnaird holds a Ph.D. in Microbiology and Immunology from the University of British Columbia at the B.C. Children’s Hospital in the Department of Pediatrics.  She conducted her post-doctoral research at the Michael Smith Laboratories in genomics and gene expression profiling, in collaboration with the B.C. Genome Sciences Centre.

In his role as interim CEO, Dr. Holler will be compensated $7,500 per month, which shall be paid in 50% cash and 50% stock equivalent Restricted Share Units (RSUs) provided that Dr. Holler may elect to be paid only in RSUs or another stock based compensation plan of the Company.

As Chief Operating Officer of the Company, Dr. Kinnaird will be paid an annual base salary of $265,000 and is eligible to participate in our RSU Plan and to be granted options pursuant to the terms of our Amended 2008 Stock Option Plan. She is also eligible to participate in our short-term incentive plan with a target incentive bonus based on corporate and personal objectives and she is also eligible to participate in our employee medical, dental and life insurance plans.

The base salary of William J. Adams, the Company’s Chief Financial Officer, was also increased to $265,000 per year. There are no other changes to Mr. Adams’ compensation.

A copy of the press release announcing these management changes is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated September 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORP.

By:	/s/William J. Adams
William J. Adams Chief Financial Officer

Date: September 22, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated September 16, 2014.